UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2011

Apollo Commercial Real Estate Finance, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On July 25, 2011, Apollo Commercial Real Estate Finance, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”), by and among the Company, ACREFI Management, LLC, the Company’s external manager, and J.P. Morgan Securities LLC (the “Initial Purchaser”), as the initial purchaser. Pursuant to the Purchase Agreement, the Initial Purchaser purchased from the Company 3,000,000 shares (the “Shares”) of its common stock, par value $0.01 per share (the “Common Stock”), at an initial purchase price of $16.33 (the “Private Offering”), for resale to certain institutional investors, in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchase price paid by the Initial Purchaser included a selling commission of $0.33 per share, resulting in net proceeds to the Company before offering expenses of $16.33 per share. The Shares were resold to certain institutional investors (the “Holders”) in a private offering in reliance on an exemption from registration under section 4(1) of the Securities Act at an offering price equal to $16.66 per share. The offering price is equal to the June 30, 2011 basic book value per share of the Company, calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), based on the Company’s GAAP total stockholders’ equity of approximately $293 million and 17,561,032 shares of common stock outstanding as of such date, and represents a premium of approximately 4.65% over the closing price of $15.92 as of July 25, 2011. The offering, expected to close on July 29, 2011, will generate gross proceeds of approximately $50 million and net proceeds of approximately $49 million. Upon the close of the offering, the Company’s total outstanding share count is expected to be 20,561,032.

Registration Rights Agreement

The Holders are entitled to the benefits of a registration rights agreement (the “Registration rights Agreement”) between the Company and the Initial Purchaser, which will require the Company, among other things, to file with the Securities and Exchange Commission on the later of (i) the date that is 90 days after the closing of the Private Offering or (ii) the date that is 30 days after a written filing request is made by Holder, a resale shelf registration statement providing for the resale of the Shares. Notwithstanding the foregoing, the Company will be permitted to delay the filing of the resale shelf registration statement or suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain specified periods, referred to as “blackout periods.”

The registration rights will cease for each Holder once (i) a registration statement with respect to the Shares is declared effective; (ii) when such Shares may be sold without restriction pursuant to Rule 144 of the Securities Act; or (iii) when such Shares shall have ceased to be outstanding.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

The issuance and sale of the Shares to the Initial Purchaser is exempt from the registration requirements of the Securities Act pursuant to Section 4(2). The Initial Purchaser’s resale of the Shares to the Holders is exempt pursuant to Section 4(1) under the Securities Act. Each of the Holders has represented to the Initial Purchaser and to the Company that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act and that the Shares are not being acquired with a view to, or for offer or sale in connection with, any distribution of the Shares in violation of the Securities Act. The Company has not engaged in a general solicitation or advertising with regard to the issue and sale of the Shares and has not offered securities to the public in connection with this issuance and sale.

Item 8.01 Other Events.

On July 26, 2011, the Company issued a press release announcing that it had priced the private offering of the Shares of its Common Stock discussed in Item 3.02 above, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference. The information in this Item 8.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 8.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Neither this Current Report nor the information contained in this Current Report shall constitute an offer to sell or a solicitation of an offer to buy any securities.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by Apollo Commercial Real Estate Finance, Inc. on July 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
	Name:	Stuart A. Rothstein
	Title:	Chief Financial Officer, Treasurer and Secretary

Date: July 28, 2011

EXHIBIT INDEX

99.1	Press Release issued by Apollo Commercial Real Estate Finance, Inc. on July 26, 2011